EX-99.(h)(i)

ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT

THIS AGREEMENT is made as of May 15, 2020, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and AIM ETF Products Trust, a Delaware statutory trust (the “Fund” on behalf of each series listed on Appendix A to this Agreement, as the same may be amended from time to time, separately and not jointly (each a “Portfolio” and collectively, the “Portfolios”)) and registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (“the 1940 Act”). All references herein to “Portfolio” are to each of the Portfolios listed on the attached Appendix A individually, as if this Agreement were between such individual Portfolio and the Administrator. Without limiting the generality of the foregoing, no Portfolio shall be liable for any obligations of any other Portfolio or series of the Fund, as applicable.

WITNESSETH:

WHEREAS, the Fund is registered with the SEC as a management investment company under the 1940 Act; and

WHEREAS, the Fund desires to retain the Administrator to render certain administrative, fund accounting and transfer agency services to the Fund and each Portfolio, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator.  The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents.  The Fund will, on a continuing basis as appropriate, provide the Administrator with:

2.1 properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2 a copy of the Fund’s most recent registration statement, as filed with the SEC;

2.3 copies of all agreements between the Fund and its service providers filed as exhibits to the

Fund’s registration statement, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Fund’s valuation procedures;

2.5 a copy of the Fund’s Declaration of Trust and By-laws;

2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator.  Subject to the supervision and direction of the Fund’s Board of Trustees, or its delegates, the Administrator will perform the administrative, fund accounting and transfer agency services described in Appendix B hereto in compliance with the objectives, policies and limitations set forth in the Fund’s registration statement, Declaration of Trust and By-laws; laws and regulations applicable to the Administrator; and resolutions and policies adopted by the Fund’s Board of Trustees.  Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”).  The Administrator shall perform its services hereunder in compliance with this Agreement and the laws, regulations or judgements of any court applicable to it; provided, however, that it is agreed and understood that the Administrator does not assume responsibility hereunder for the Fund’s own compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records.  The Administrator will create, maintain and retain such records as required by the 1940 Act and other applicable federal securities laws, rules and regulations thereunder, and created pursuant to the performance of the Administrator’s services and obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be available for inspection and use by the Fund or its designee upon reasonable notice and request. The Administrator agrees that all such records prepared or maintained by the Administrator relating to its activities and obligations performed hereunder will be preserved, maintained, and made available in accordance with such laws applicable to the Fund, including without limitation, Section 31 of the 1940 Act. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2 Use of Agents.   The Administrator may at any time or times in its discretion appoint (and may at any time remove) any affiliate of the Administrator or third-party bank or subcontractor as its agent (each such affiliate, bank or subcontractor, an “Agent” and collectively, the “Agents”), to carry out the provisions of this Agreement as it may from time to time direct.  The Administrator shall exercise reasonable care, diligence and prudence in the selection and monitoring of such Agents and the appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement. The Administrator shall be liable under this Agreement for the acts and omissions of each Agent to the same degree as if the Administrator had performed such act, or omitted to act, directly under this Agreement.

3.3 Audits. Upon the Fund’s request, from time to time, including at least annually, the Administrator shall provide the Fund with a copy of the Administrator’s most current SSAE 18 report (or, if none, the equivalent) prepared by the Administrator’s external auditors on the Administrator’s system of internal accounting controls. The Administrator’s audit report and any information provided to the Fund pursuant to such due diligence requests shall be deemed to be Administrator’s confidential information.

3.4. Business Continuity Plan. The Administrator agrees to implement and maintain a commercially reasonable business continuity plan (including contingency facilities and procedures reasonably designed to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment) reasonably designed to permit the Administrator to resume the provision of the services under this Agreement or any exhibit, schedule or annex hereto as soon as reasonably practicable upon the occurrence of any event which prevents the Administrator from providing such services (the “Business Continuity Plan”). The Administrator shall conduct a test of significant components of its Business Continuity Plan not less frequently than annually, and upon reasonable request, discuss with management of the Fund such Business Continuity Plan and test results and answer questions regarding the same.

3.5 Representations of the Administrator.

3.5.1 The Administrator is empowered under applicable law and by its organizational documents to enter into and perform the services contemplated in this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of the Administrator enforceable against the Administrator in accordance with its terms.

3.5.2 The Administrator has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.5.3 The Administrator’s execution of this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

3.5.4. The Administrator represents that it is a registered transfer agent under the Securities Exchange Act of 1934, it will remain so registered for the duration of this Agreement and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.5.5. The Administrator has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs.

3.5.6. The Administrator has a customer identification program (CIP) designed to comply with the rules under Section 326 of the USA PATRIOT Act.

3.5.7. The Administrator is, and will continue to be during the term of this Agreement, in material compliance with all federal and state laws, rules and regulations applicable to its business and the performance of its duties, obligations and services under this Agreement.

3.5.8. The Administrator: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934; (ii) and will maintain appropriate records in accordance with said transfer agent rules.

3.5.9. The Administrator has, and will maintain for the duration of this Agreement, commercially reasonable insurance coverage in an amount that is adequate in light of the nature and scope of its business and for purposes of the performance of its duties, obligations and services under this Agreement.

3.5.10. The Administrator has implemented, and will maintain for the duration of this Agreement, a commercially reasonable, written information security program, in compliance with applicable law, reasonably designed to protect the security, integrity and confidentiality of information of the Fund and Portfolios received, stored, created, maintained, transmitted or otherwise accessed in connection with the performance of its duties and obligations under this Agreement and the provision of services contemplated hereunder.

3.6 Compliance with Laws, Regulations and Certain Documents The Administrator shall provide reasonable cooperation to the Fund in the exercise of its oversight responsibilities under Rule 38a-1 of the 1940 Act with respect to the Administrator, and will promptly notify the Fund of compliance matters of which it becomes aware with respect to the Fund or a Portfolio.

4. Duties of the Fund.  The Fund shall notify the Administrator promptly of any matter materially affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects any material instance of non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees upon reasonable notice to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”).

5. Instructions.

5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund against, any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reasonable reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties on behalf of the Fund, except to the extent resulting from the Administrator’s own willful misconduct, bad faith, or negligence. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2   Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons pursuant to procedures agreed by the parties.  Those persons authorized to give Instructions may be identified by the Fund’s Board of Trustees by name, title or position and may include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3    Telephonic or other oral instructions or instructions given by telefax transmission may be given by any Authorized Person.

5.4    With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. The Fund agrees that telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5    Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reasonable reliance upon such oral Instructions.

6. Expenses and Compensation.  For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator (the “Fee Schedule”). Additional services performed by the Administrator as requested by the Fund may be subject to additional fees as mutually agreed in writing from time to time.  In addition to such fee, the Administrator shall bill the Fund separately for any reasonable out-of-pocket disbursements of the Administrator based on the agreed upon Fee Schedule.  The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator, unless the Fund raises reasonable issues with respect to the bill. Any such contested items will be paid promptly only after the Administrator has provided additional and satisfactory explanation of the expenses.

7. Standard of Care.  The Administrator shall be held to the exercise of good faith, reasonable care and diligence in carrying out the provisions of this Agreement and performing its duties and obligations hereunder, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability.  The Administrator shall incur no liability with respect to any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D), subject to the requirements of Section 7 (Standard of Care) and Section 3.2 (Use of Agents).

8.1
Neither party shall incur liability under this Agreement to the extent such party shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to any telecommunications, equipment or power failures beyond its reasonable control, and:

8.1.1
any Sovereign Event.  A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond a party’s reasonable control;

8.1.2	any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof; and
8.1.3	any provision of any order or judgment of any court of competent jurisdiction;

provided, however, that the party must notify the other party promptly when it becomes aware of a specific occurrence or event and use commercially reasonable efforts to resolve the adverse effects of the occurrence or event.

8.2
The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except any damage, loss or expense resulting from the Administrator’s willful misconduct, bad faith, or negligence in the performance of its obligations and duties hereunder.

8.3
The Administrator shall not be liable for any damages arising out of a misstatement or omission in the Fund’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or Foreside Fund Services, LLC (the “Distributor”).

8.4
Except with respect to the Fund’s indemnification obligation with respect to third parties pursuant to Section 10 (Indemnification), in no event and under no circumstances shall the Fund or the Administrator be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Fund or the Administrator has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability.  In addition to, and without limiting the application of the general limitations on liability contained in Section 8 (General Limitations on Liability) above, absent the Administrator’s willful misconduct, bad faith, or negligence  of its obligations and duties hereunder, and so long as the Administrator is in compliance with Section 7 (Standard of Care) hereof, the following specific limitations on the Administrator’s liability shall apply to the particular services set forth on Appendix B hereto.

9.1 Portfolio Compliance Monitoring.  The secondary compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous. The services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s oversight responsibility to the Administrator.  In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that CRD (as defined in Appendix B hereof) or any other compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2 Liability Limitations for Fund Accounting Services.   Without limiting the provisions

in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties with respect to the calculation of a Portfolio’s net asset value per share (“NAV”) shall be limited to the amount of any expenses associated with a required recalculation of NAV or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.

9.2.1.    The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct.  Pursuant to Section 7, the parties further acknowledge that the Administrator shall be liable and the recalculation of NAV shall be performed only (i) with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio (unless the Portfolio determines that such recalculation is not necessary) and (ii) as otherwise agreed by the parties separately in writing. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

9.2.2  The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder (except as provided in Section 3.2 hereof); (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund unless the delay is due to other services (such as custody and transfer agency) provided by the Administrator or any of its affiliates or agents to the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator.  To the extent that Fund assets are not in the custody of the Administrator or its affiliate, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.3.   In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives

9.3 Liability Limitations for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 (General Limitations on Liability) hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with the Fund’s Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D).

10. Indemnification.  The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of performance of the Administrator’s obligations and duties under this Agreement, not resulting from the Administrator’s material breach of this Agreement or the willful misconduct, bad faith, or negligence  of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.
The Administrator may consult with its counsel or the Fund’s counsel (with the Fund’s consent) at the Administrator’s expense unless otherwise agreed by the parties in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel.

The Administrator may consult with a certified public accountant at the Administrator’s expense unless otherwise agreed by the parties, or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

12. Termination of Agreement.  This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1 Term, Notice and Effect. This Agreement shall have an initial term of three (3) years from the date hereof.  Thereafter, this Agreement shall automatically renew for successive one (1) year periods; provided that the Fund may terminate this Agreement at any time upon at least seventy-five (75) days’ written notice to the Administrator, and the Administrator may terminate this Agreement at any time upon at least one-hundred and eighty (180) days’ written notice to the Fund.  Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time for Cause, in which case termination shall be effective upon written receipt of notice by the non-terminating party.

12.2. Cause. “Cause” shall mean, (a) with respect to the Fund, (i) a material breach by the Fund of the Agreement not cured within 60 days or the Fund is adjudged bankrupt or insolvent, or there shall be commenced against the Fund a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect; and (b) with respect to the Administrator, that the Administrator (i) has failed in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein, provided the Fund has notified the Administrator of such failure and the Administrator has not cured such failure within 60 days of such notice, (ii) has been indicted for a crime, has commenced any bankruptcy or insolvency proceedings or has had such a proceeding initiated against it which is not dismissed within 60 days, or has suffered any other material adverse change in its financial condition or  operations  that is determined by the Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund, or (iii) it or its parent has been appointed a conservator or receiver by a regulatory agency or court of competent jurisdiction.

12.3. Change of Control. The Administrator shall notify the Fund as soon as commercially practicable following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Administrator. Notwithstanding Section 12.1 above, this Agreement may be terminated by the Fund upon at least 60 days’ written notice following notice of execution of any such agreement.

12.4. Non-Ordinary Course Transaction. Notwithstanding Section 12.1 above, this Agreement may be terminated by the Fund, with respect to the Fund or a Portfolio, upon 30 days’ written notice to the Administrator in the event that the Board of the Fund approves (i) the liquidation or dissolution of the Fund or Portfolio, (ii) the merger of the Fund or Portfolio into, or the consolidation of the Fund or Portfolio with, another entity, or (iii) the sale by the Fund or Portfolio of all, or substantially all, of its assets to another entity.

12.5. Separate Termination for Each Portfolio. Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio.

12.6. Notice and Succession. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder; provided, that any special or unduly burdensome arrangements may, upon request of the Fund, be subject to discussion by the parties. Furthermore, to the extent that it appears impracticable given the circumstances to effect an orderly delivery of the necessary and appropriate records of the Administrator to a successor within the time specified in the notice of termination as aforesaid, the Administrator and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

12.7. Transfer of Records. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within one hundred and twenty (120) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After one hundred and twenty (120) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator.

13. Confidentiality.     The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement or pursuant to applicable law, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by applicable law.  Nothing in this Agreement shall be deemed as authorizing the Administrator to waive any attorney-client work product or other privilege of the Fund or its investment adviser.

14. Tape-recording.   The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person.  This authorization will remain in effect until and unless revoked by the Fund in writing.

15. Entire Agreement; Amendment.  This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings.  The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York.  Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum.  Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. Notices.  Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 5701 Golden Hills Drive, Minneapolis, MN 55416, Attention: General Counsel or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA  02110, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.  Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.  A photocopy, portable document format (.pdf) or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the parties shall be protected in relying on such executed copy.

22. Exclusivity.  The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. Authorization.  Each party hereby represents and warrants that it has authorized the execution and delivery of this Agreement and that an authorized officer has signed this Agreement, Appendices A, B, C, and D (as applicable) and the Fee Schedule hereto.

24. Limitations of Liability of the Trustees and Shareholders. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund personally, but shall bind only the trust property of the Fund, as provided in the Fund’s Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.

By: /s/Eruch A. Mody
Name: Eruch A. Mody
Title: Senior Vice President
Date: May 13, 2020

AIM ETF Products Trust

By: /s/Brian Muench
Name:  Brian Muench
Title: President
Date: 05/12/2020

APPENDIX A
TO
ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT

Dated as of May 15, 2020

The following is a list of Portfolios for which the Administrator shall serve under an Administrative and Transfer Agency Agreement dated as of May 15, 2020:

AllianzIM U.S. Large Cap Buffer10 Apr ETF
AllianzIM U.S. Large Cap Buffer20 Apr ETF
AllianzIM U.S. Large Cap Buffer10 Jul ETF
AllianzIM U.S. Large Cap Buffer20 Jul ETF

AIM ETF Products Trust

By: /s/Brian Muench
Name:  Brian Muench
Title: President
Date: 05/12/2020

APPENDIX B
ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT
Services1

Fund Accounting Services
The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:
•	Investment tax-lots
•	Income
•	Dividends
•	Principal paydowns
•	Capital activity
•	Expense accruals
•	Cash activity
•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:
•	Securities holdings
•	Cash including cash transfers, fees assessed and other investment related cash transactions
•	Trade settlements
•	Variation margin, initial margin, collateral with brokers

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:
•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund
•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D
•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:
•	Amortization/accretion at the individual tax lot level
•	General ledger entries
•	Book value calculations
•	Trade Date + 1 accounting
•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Composition File (PCF) Calculations and Dissemination.  The Administrator shall provide the following PCF services for each Portfolio which would require such:

1 Service descriptions remain subject to review by the parties.

•	Calculation of the PCF cash components inclusive of applicable projections
•	Dissemination of the PCF to the NSCC
Other
•	Provide monthly information for corporate actions/spin-offs

Financial Reporting

•	The Administrator shall accumulate information for and prepare
o
Within an agreed upon production cycle, reports for the Fund as agreed to by the parties, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

Regulatory Reporting Services
                The Administrator shall perform the following regulatory services for the Fund:

•	Maintain calendar for all regulatory matters
•	Prepare and file one monthly report on Form N-PORT
•	Prepare and file one annual report on Form N-CEN
•	Prepare and file one annual Form N-PX filing per calendar year
•	Prepare and file one annual report and one semi-annual report on Form N-CSR
•	Assist the Fund with preparing and filing the Fund’s fidelity bond filing
•	Assist the Fund in preparing one annual Form N-PX filing per calendar
•	Assist in monitoring regulatory proposals and changes that may affect the Fund

Expense Administration Services
The Administrator shall perform the following services as requested by the Fund’s Treasurer:
•	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis
•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate
•	Prepare a monthly expense pro forma
•	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer:
•	Prepare Form 1099 reporting for the Fund’s independent Trustees
•
Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Portfolio Compliance Monitoring Services

As described herein the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement.   The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Advisor independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund, the Investment Advisor or Subadviser.  Finally, the Fund understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services.  Further, the

Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects any material non-compliance with regard to applicable investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the Charles River Development (“CRD”) brand and logo, as appropriate.  The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified:

•
Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current registration statement (including a Portfolio’s most recent prospectus and statement of additional information), which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

o	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)
•
Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder, applicable exchange listing rules and applicable Internal Revenue Code rules and regulations

o	Rule 17g-1 monitoring shall be performed monthly as requested
o	Qualifying income and diversification monitoring with respect to Subchapter M compliance shall be performed monthly
•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator
•
The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person(s) as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•
Provide the Fund’s CCO or such other Authorized Person(s) as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)
•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator
The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

•	Provide the Fund’s CCO or such other Authorized Person(s) as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”)
Tax Support Services

The Administrator shall provide the following tax support services to the Fund:
•	Prepare fiscal year-end and excise tax provisions and distribution calculations;
•	Prepare monthly, quarterly and annual income distributions as described in each Fund’s or Portfolio’s prospectus
•	Provide any tax analysis of portfolio transactions
•	Prepare capital gain distribution(s) including spillback amounts as required
•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Provide foreign withholding tax service (custody and by country reports)
•	Prepare FBAR filings
•
Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund
•	Prepare shareholder year-end tax information, including 1099-misc
•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting
•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator
•
Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

Additional Tax Support Services
• Prepare available tax equalization schedules
• Prepare and maintain tax accrual and necessary adjustments for convertible preferred stock investments
• Prepare annual Qualified Investment Income
• Prepare interim estimates of taxable income and capital gains
• Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public account when appropriate

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting Fund performance:
•	If applicable, calculate 30-day SEC yields, 30 Day Distribution Yields and report such returns to the Fund on a monthly basis
•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information
At the Fund’s request, report portfolio holdings to identified database companies

ETF Transfer Agency and Related Services
The Administrator shall perform the following ETF Transfer Agency and Related Services:

I. Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the Fund’s behalf, in accordance with the terms and conditions set forth in this Agreement and the Fund’s Participant Agreements, shall process and facilitate the issuance and redemption of Creation Units of the Fund in blocks of Shares as established in the Prospectus for the Fund (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from Authorized Participants creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.
Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from Authorized Participants (and which shall be confirmed by the Distributor, as required) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Fund or Portfolio as appropriate.

C.
Pursuant to such creation orders that the Administrator as the transfer agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall promptly transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

D.
Pursuant to such redemption orders that Administrator shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall promptly transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

E.
On behalf of the Fund, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator.  In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to reasonably rely upon the latest Instructions that are received from the Distributor by the Administrator as transfer agent concerning the issuance and delivery of such Creation Units for settlement.

F.
The Administrator shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

H.
Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.

I.
The Administrator will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II. Recordkeeping.

A.
The Administrator shall record the creation and redemption of Creation Units and create and maintain, pursuant to Rule 17Ad‑14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the Fund or the Distributor.  The Administrator shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III. Services Related to the Monitoring of Cash Collateral.

The Fund acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Fund retains notwithstanding the provision by the Administrator of services related to monitoring of cash collateral.  The services provided by the Administrator are administrative and do not change the nature of the relationship between the Fund and any Authorized Participant.  The Fund agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation) the Custodian’s CMS program with respect to cash collateral.  The Administrator shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures.  The Fund agrees to cooperate with the Administrator with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the Administrator as to any realization by the Fund upon cash collateral posted, including any measures to be taken by the Fund or Investment Advisor, for example, buying in, of securities or ETF shares.  The Administrator shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis
(b)
Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the in Participant Agreements, utilizing a market price from a third party pricing source, as mutually agreed/set forth on Appendix D

(c)	Mark to market daily the value of such collateral positions using market prices from a third party pricing source, as mutually agreed/set forth on Appendix D
(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary
(e)	Provide reporting as to open collateral positions and notify the Fund in the event of collateral delivered by Authorized Participants

(f)
Establish Operational Procedures with the Fund and Authorized Participants (based upon the form provided by the Administrator) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants

BROWN BROTHERS HARRIMAN & CO.

By: /s/Eruch A. Mody
Name: Eruch A. Mody
Title: Senior Vice President
Date: May 13, 2020

AIM ETF Products Trust

By: /s/Brian Muench
Name:  Brian Muench
Title: President
Date: 05/12/2020

APPENDIX C
ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT
List of Authorized Persons

Brian Muench, President of the Trust
Michael Scriver, Managing Director, Hedge Design Management of Allianz Investment Management LLC (“AIM”)
Thomas Paustian, Vice President, Hedging of the Trust
Blair Johnston, Vice President, Trading of the Trust
Mark Paulson, AIM Vice President
Michael Tanski, Vice President, Operations of the Trust
William Elliot, AIM Principal-Trader

AIM ETF Products Trust

By: /s/Brian Muench
Name:  Brian Muench
Title:  President
Date: 05/12/2020

APPENDIX D TO
ADMINISTRATIVE AND TRANSFER AGENCY AGREEMENT
AUTHORIZED SOURCES

The Investment Manager and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH
BLOOMBERG
RUSSELL/MELLON
FUND MANAGERS / CLIENT DIRECTED
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
THOMSON REUTERS
SUBCUSTODIAN BANKS
SIX FINANCIAL
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
STAT PRO
MORGAN STANLEY CAPITAL INTERNATIONAL
WALL STREET OFFICE*
PRICING DIRECT
MARKIT
SUPER DERIVATIVES
S&P
DOW JONES
JP MORGAN
SQX (SECURITIES QUOTE EXCHANGE)
BARCLAYS
FITCH SOLUTIONS
MOODYS
FORD EQUITY RESEARCH
FTSE GROUP
INVESTMENT TECHNOLOGY GROUP (ITG)
WM COMPANY
WOLTERS KLUWER FINANCIAL SERVICES
DEPOSITORIES (DTC, EUROCLEAR, ETC)
CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)
OeKB
CITIGROUP INDEX LLC
MORNINGSTAR INC.
* By using Wall Street Office (“WSO”) as an authorized information source, the Investment Manager and Fund are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Manager and Fund each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

AIM ETF Products Trust

By: /s/Brian Muench
Name:  Brian Muench
Title:  President
Date: 05/12/2020